Exhibit 4.1

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, David Lelong, the Chief Executive Officer of Vado Corp. (the “Corporation”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporations Law”), in accordance with the provisions of Section 78.195 of the Nevada Corporations Law, does hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Articles of Incorporation, as may be amended from time to time (the “Articles of Incorporation”), the Board of Directors has adopted the following resolutions authorizing the creation and issuance of a series of preferred stock designated as the “Series A Convertible Preferred Stock”, none of which shares have been issued:

RESOLVED, that pursuant to Section 78.195 of the Nevada Corporations Law, Series A Convertible Preferred Stock, par value $0.001 per share, a new series of preferred stock of the Corporation, is authorized and established, and that the number of shares constituting such series shall be 1,000,000 shares; it is further

RESOLVED, that the designations, powers, preferences and rights of the Series A Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

Section 1.       Designation and Authorized Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of the Series A Preferred Stock shall be 1,000,000 shares (the “Preferred Shares”). Each Preferred Share shall have a par value of $0.001. Capitalized terms not defined herein shall have the meaning as set forth in Section 7 below.

Section 2.         Conversion.

(a)    Conversion Right. Subject to the provisions of Section 2(c) and Section 6, each Holder shall be entitled to convert each Preferred Share held by such Holder into 20 validly issued, fully paid and non-assessable shares of Common Stock. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Preferred Share (as defined below).

(b)    Mechanics of Conversion. To convert a Preferred Share into shares of Common Stock on any date after the issuance of such Preferred Share (a “Conversion Date”), a Holder shall deliver (via, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. Within two Trading Days following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Preferred Shares in the case of its loss, theft or destruction). On or before the first Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the two Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the Securities Exchange Act of 1934, (the “Exchange Act”) or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than two Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c)    Maximum Conversion. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Preferred Shares be converted if the number of shares of Common Stock to be issued pursuant to such conversion would cause the holder’s beneficial ownership to exceed, when aggregated with all other shares of Common Stock beneficially owned (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) by such holder at such time, the number of shares of Common Stock more than 4.99% of all of the Common Stock issued and outstanding at such time (which provision may be waived by such Holder by written notice from such Holder to the Corporation, which notice shall be effective 61 calendar days after the date of such notice).

Additionally, in no event shall any Preferred Shares be converted if after giving effect to the conversion, the Holder would beneficially own more than 9.99% of all of the Common Stock issued and outstanding at such time. For purposes of this Section 2(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding. The number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, held by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Corporation’s Common Stock within 60 days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this Section 2 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitations herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Section 3.         Voting. Except as may be required by the Nevada Corporations Law or other applicable law, the Holders shall not be entitled to vote on any matters submitted to the stockholders of the Corporation.

Section 4.         Amendment. The Board of Directors shall have the exclusive power to amend this Certificate and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock provided hereunder.

Section 5.         Other Provisions.

(a)    Transfer of Preferred Shares. A Holder may transfer some or all of its Preferred Shares without the consent of the Corporation, subject to compliance with the Securities Act of 1933. If any Preferred Shares are to be transferred, the applicable Holder shall surrender the applicable Preferred Share certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Preferred Share certificate, registered as such Holder may request, representing the outstanding number of Preferred Shares being transferred by such Holder and, if less than the entire outstanding number of Preferred Shares is being transferred, a new Preferred Share certificate to such Holder representing the outstanding number of Preferred Shares not being transferred.

(b)    Lost, Stolen or Mutilated Preferred Share Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Preferred Share Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the

 Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Preferred Share certificate, the Corporation shall execute and deliver to such Holder a new Preferred Share certificate representing the applicable outstanding number of Preferred Shares.

Section 6.        Certain Adjustments. Stock Dividends and Stock Splits. If the Corporation, at any time while any Preferred Shares remain outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the conversion of the Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each Preferred Share shall receive such consideration as if such number Preferred Shares had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time. Any adjustment made pursuant to this Section 6 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Notwithstanding the preceding, there shall be no adjustment as a result of the contemplated reverse stock split.

Section 7.         Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a)     “Common Stock” shall mean the Corporation’s common stock, $0.001 par value per share.

(b)     “Holder” or “Holders” means a holder of Series A Preferred Stock.

(c)     “Person” means an individual, a limited liability corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(d)     “Principal Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTCPink, OTCQB, or OTCQX and any successor markets thereto.

(e)     “Trading Day” means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 11th day of June 2020.

By:

Name: David Lelong

Title: Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS

AND LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK]

EXHIBIT I

VADO CORP.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Vado Corp. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Shares”), of Vado Corp., a Nevada corporation (the “Corporation”), indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:
DTC Number:
Account Number:

Date: , Name of Registered Holder

By: Name: Title: Tax ID: Facsimile: E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs                             to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated               , 20    from the Corporation and acknowledged and agreed to by                                                                                              .

Vado Corp.

By:
Name:
Title: